Exhibit 4.14

This is an English translation of the original agreement in Chinese.
Share Transfer Agreement
This Share Transfer Agreement (this “Agreement”) is entered into by and among the following parties on September 17, 2008, in Guangzhou, People’s Republic of China (“China”).
Party A: CISG Holdings Ltd
Party B: Keep High Holdings Limited
(Party A and Party B shall hereinafter individually be referred to as the “Party”, and collectively the “Parties”.)
Target Company: Day Joy Holdings Limited, a company duly incorporated and existing under the laws of the British Virgin Islands (the “Company”).
Whereas,
1.	Party A is a company duly incorporated and validly existing under the laws of the British Virgin Islands. It desires to acquire all shares of the Company currently held by Party B;
2.
Party B is a company duly incorporated and validly existing under the laws of the British Virgin Islands. It agrees to transfer all its shares of the Company to Party A, and repurchase shares of the Company from Party A according to the terms and conditions set forth in this Agreement (hereinafter referred to “Share Repurchase”);

3.
Guangdong Meidiya Investment Co., Ltd., a related party of Party A, has entered into a Shareholders’ Agreement on September 17, 2008 with Chengdu Mingxia Investment Co., Ltd. and Keiping Lin, related parties of Party B, to acquire 55% equity interests of Beijing Fanhua Datong Investment Management Co., Ltd. (hereinafter called the “Datong”).

In connection with the above-mentioned share transfer, the Parties hereby enter into the following agreement through friendly consultation in accordance with the applicable laws and regulations, and in the spirit of equality and mutual benefit and in good faith.
1.	Definition
In this Agreement, unless otherwise stated, the following terms shall have the following meanings:
Confidential Information refers to all the oral or written information related to the business operations, business strategies, business plans, investment plans, products, sales, employees, technology, purchases, financial results or other matters of the Company and the Parties hereto, including but not limited to all the reports and records, and copies, duplications and translations thereof, that contain such information.
Force Majeure refers to any and all events that occurs after the date of this Agreement and can not be predicted, avoided or overcome, and that has caused any Party hereto to fail to perform any or all of its obligations under this Agreement, including earthquakes, typhoons, floods, droughts, fires, wars, inaccessibility to domestic or international transports, acts of governments, infectious diseases, riots, disruption of electricity supply without notice, or any other similar incident.
Closing refers to the completion of the procedures for registration of the Share Transfer at, and obtainment of documentation evidencing such Share Transfer from, the company registry by the Parties hereto in accordance with the laws of the British Virgin Islands laws and this Agreement, after satisfying all applicable conditions.
Execution Date refers to the date on which this Agreement is signed and stamped by the Parties hereto, as shown on the first page of this Agreement.
Share Transfer refers to the transfer of all its shares of the Company to Party A by Party B according to the terms of this Agreement.

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Consideration refers to the payment Party A shall make to Party B for acquiring the 100% of shares of the Company held by Party B according to the terms of this Agreement.
Articles of Association refers to the articles of association of the Company.
Date/Day refers to the calendar day.
China or PRC refers to the People’s Republic of China, excluding, solely for the purpose of this Agreement, Taiwan, Hong Kong and Macau.
2.	Share Transfer
Party B intends to transfer 100% of its shares in the Company, and Party A agrees to acquire such shares.
3.	Consideration and Method of Payment
The Parties hereto agree that the consideration for this share transfer shall be RMB209 million, which shall be paid in lump sum in U.S. dollars within thirty (30) business days upon Closing and the closing of the equity transfer under the Shareholders’ Agreement. The exchange rate between U.S. dollar and RMB shall be the buying rate for U.S. dollars announced on the website of the People’s Bank of China on the Execution Date.
4.	Share Repurchase
Because the consideration for the Share Transfer is based solely on the valuation of the future operating results of Datong, Party A agrees to carve out the Datong related assets from the Company, and then transfer all the shares in the Company back to Party B at US$1.00 within ten (10) business days upon the closing of the equity transfer under the Shareholders’ Agreement; and Party B agrees to repurchase all the shares of the Company.
5.	Closing
5.1	The Closing shall take effect when all of the following conditions are satisfied:
5.1.1
The Parties have obtained approval from their respective boards of directors and/or shareholders or other decision-marking bodies for the share transfer hereunder in accordance with applicable laws and the respective articles of association of the Parties;

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5.1.2
All representations and warranties made by Party B hereunder have continued to be true, complete and accurate, and there have been no material misrepresentations or omissions, until the date of the Closing;

5.1.3
Party B shall ensure that the Company prepare a complete inventory of all existing assets, provide true, complete and accurate financial statements supported by legal accounting documents, and obtain written confirmation from Party A.

5.2
Upon Closing, or beginning from another date agreed upon by the Parties hereto, Party A will become the lawful owner of the transferred shares and have all the rights and obligations related to the transferred shares (including all the rights, interests and obligations relating to its investment). Party B shall cease to have any right or obligation relating to the transferred shares, except as otherwise provided hereunder.

5.3
In the event that all of the conditions listed above have not been satisfied or waived in writing by Party A, and the Closing has not occurred, by the end of the three (3)-month period beginning from the Execution Date, this Agreement shall be terminated immediately, unless the Parties agree in writing to defer the termination to a date no later than six (6) months after Execution Date.

6.	Representations, Warranties and Covenants of the Parties
6.1	Representations, Warranties and Covenants of Party A
Party A confirms that the representations and warranties hereunder are true, complete and accurate, and shall, except as previously disclosed, remain effective until the expiration date of this Agreement:
6.1.1	Party A is a company duly incorporated and validly existing under the laws of the British Virgin Islands;
6.1.2	Party A has full right and power, and has obtained all internal and external authorizations necessary, for the execution of and performance of the obligations under this Agreement;
6.1.3
When executed by the Parties hereto, this Agreement shall constitute a valid and binding agreement of Party A. The execution and performance of this Agreement by Party A will not violate any law, articles of association, contract, agreement or other legal document to which Party A is subject;

6.1.4	Party A has sufficient funds and has made adequate financial arrangements to enable it to fulfill its payment obligations pursuant to the terms and conditions hereof.

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6.2	Representations, Warranties and Covenants of Party B
Party B understands and acknowledges that, although Party A or any of its directors, officers, employees, agents or consultants may have conducted due diligence and obtained relevant material information of the Company, Party A has executed this Agreement on the basis of Party B’s representations, warranties and covenants hereunder. Party B confirms that the representations and warranties hereunder are true, complete and accurate, and shall, except as previously disclosed, remain effective until the expiration date of this Agreement:
6.2.1
Party B is a company duly incorporated and validly existing under the laws of the British Virgin Islands and has obtained all licenses, approvals and authorizations necessary for lawful operations of its business;

6.2.2
Party B is the registered shareholder of the Company and has legal ownership of the shares to be transferred, of which it is the sole owner. There has been no false capital contribution or illegal withdrawal of capital contribution;

6.2.3
Party B has not, for its own benefit or for the benefit of any third party, placed any mortgage, pledge, guarantee, lien, trust or any other encumbrance that may subject the shares to any claims by any third party;

6.2.4	Party B has full right and power, and has obtained all internal and external authorizations necessary, for the execution of and performance of the obligations under this Agreement;
6.2.5
When executed by the Parties hereto, this Agreement shall constitute a valid and binding agreement of Party B. The execution and performance of this Agreement by Party B will not violate any law, regulation, rule, administrative ruling, legal judgment, arbitral decision that is binding upon Party B, breach the terms, conditions or covenants of any agreement with any third party or otherwise cause any conflicts of interest;

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6.2.6
Except for this Agreement, there is no binding agreement, decision or third party’s right with respect to the sale, transfer, allocation, guarantee or disposal in any other manner of such shares held by Party B;

6.2.7
The financial information, technical information, managerial information and other material information disclosed by Party B is complete and accurate in all material respects, and there are no material misrepresentations or omissions;

6.2.8
Except as expressly disclosed to Party A (see Annex 1), the Company has not provided any form of guarantee to any other party, and there is no litigation, investigation, penalty or arbitration caused or likely to be caused by any guarantee or improper transaction;

6.2.9
Except for the liabilities and defects of titles as expressly disclosed to Party A (see Annex 1), the Company has full title and right to the properties, assets, real properties and the interests therein, and intangible assets and the rights therein, free of any encumbrance;

6.2.10
Except as expressly disclosed to Party A (see Annex 1), there are no litigations, claims, arbitrations, or other legal or administrative proceedings pending against the Company; no claims have been threatened against the Company that could affect any of its properties, assets or businesses, and there exist no facts or circumstances that could give rise to such claims;

6.2.11
Except as expressly disclosed to Party A (see Annex 1), there is no existing default under any material agreement or commitment by the Company, nor is there any circumstance, event or act that could give rise to such default.

7.	Treatment of Credits and Liabilities
7.1	Except as otherwise provided hereunder, all credits and liabilities of the Company that exist as of the date of the Closing shall continue to be enjoyed and borne by the Company.

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7.2	The following liabilities that exist as of the date of the Closing, or that result from events that occurred before the date of the Closing shall not continue to be borne by the Company:
7.2.1	Liabilities of the Company that has not been disclosed expressly to Party A;
7.2.2	Taxes and fees payable that has not been disclosed expressly to Party A;
7.2.3	Obligations and responsibilities of the Company in accordance with agreements to which the Company is a party that have not been disclosed expressly to Party A.
7.3	In the event that the Company assumes the liabilities set forth in Section 7.2, Party B shall provide timely, adequate and full indemnification to the Company.
8.	Transition Period Arrangement
8.1
The transition period hereunder refers to the period from the Execution Date to the date of the Closing. During the transition period, Party B shall ensure that Party A have the following rights with respect to the Company:

8.1.1
Party A will have the right to assign a financial employee to supervise the operational and financial condition of the Company for the purposes of ensuring that the operational and financial condition of the Company will not fall below the level on the Execution Date;

8.1.2	Party A will have the right to assign an observer to the Company, who will have the right to attend meetings of the board of directors and meetings of senior management of the Company.
8.2	During the transition period, Party B covenants to Party A that:
8.2.1
The Company will conduct its business in the same manner as it has been doing prior to the Execution Date, will not dispose of any assets or businesses out of its ordinary course of business, and will not enter into any agreement or take any other similar action that could cause adverse changes to the operational and financial condition of the Company.

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8.2.2
The Company will cooperate with the observer by promptly reporting to the observer the operational and financial condition of the Company, and providing relevant materials, such as financial statements, balance sheets, income statements and statements of changes in financial condition. Party B shall provide necessary explanations to the relevant materials as requested by the observer.

8.3	Upon mutual discussion and agreement of the Parties hereto, the transition period may be terminated earlier than specified herein.
9.	Confidentiality
9.1
Each Party hereto agrees that it and its employees and consultants shall keep confidential, and shall not disclose to any third party or use for other purposes, any and all business, technical, and financial information and other related documents, materials, information and data provided by the other Party in connection with the negotiation, execution or performance of this Agreement.

9.2	Section 9.1 is not applicable to the following information:
9.2.1	Information that has already been publicly disclosed or can be obtained in other manners in accordance with this Agreement;
9.2.2	Information that has been obtained by a Party in a manner that does not violate the obligations of confidentiality;
9.2.3	Information that is required to be disclosed in accordance with applicable laws;
9.2.4	Information that is disclosed by CNinsure Inc, a related party of Party A, in accordance with the laws of the United States;
9.2.5	Information that is disclosed for the purpose of performing the obligations hereunder.
9.3
The confidentiality obligations hereunder shall be binding upon the relevant persons for a period of three years commencing from the date when such person becomes aware of, gets hold of, knows, or comes into contact with the confidential information.

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10.	Non-competition
Except with the prior written consent of Party A, Party B may not invest in the insurance intermediary industry in the PRC for a period of three years commencing from the date of the Closing. Otherwise, Party A will have the right to demand that Party B terminate its operations, and the right of first refusal to purchase at a reasonable price the interests held by Party B in entities engaged in competitive businesses.
11.	Taxes and Expenses
11.1	Each of Party A and Party B shall be responsible for its own tax liabilities incurred in connection with the Share Transfer in compliance with the laws.
11.2
All the other expenses incurred, including without limitation filing fees for the change of registration with the industrial and commercial authority, and the expenses incurred by Party A in connection with due diligence and the engagement of legal counsel, accountants, appraisers, financial advisers and other professionals shall be borne by Party A.

12.	Liabilities for Breach
12.1	A Party hereto is in breach of this Agreement if such Party:
12.1.1	fails to perform any obligation hereunder;

12.1.2	violates any representation, warranty or covenant hereunder;
12.1.3	makes any false or misleading representation and warranty hereunder (whether in bad faith or not).
12.2
In the event of an aforesaid breach, the observing party will have the right to require the breaching party to take remedial measures within 30 days and, if the breaching party fails to remediate the breach within the specified period, to terminate this Agreement and seek damages from the breaching party.

12.3
Each Party agrees that, without compromising or limiting the observing party’s rights to assert claims and seek damages for breach of the covenants, warranties or obligations under this Agreement, the breaching party shall indemnify the observing party as requested by observing party:

12.3.1	No less than US$500,000 to have the Parties’ conditions restored to those that existed before the breach;
12.3.2
Reasonable fees and expenses the observing party directly and indirectly incurred as a result of the breach, including but not limited to reasonable expenses for litigation, arbitration and/or attorneys’ fees.

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12.4	Cross-breach

Considering that a related party of Party A will acquire 55% of the equity interests of Datong held by related parties of Party B and enter into the Shareholders’ Agreement, each Party hereto agrees that the representations, warranties and covenants made by its related party or parties under the Shareholders’ Agreement are incorporated by reference into this Agreement as representations, warranties and covenants of such Party hereunder. A breach by a related party of a Party hereto under the Shareholders’ Agreement shall be deemed as a breach by such Party under this Agreement and will entitle the other Party to assert any and all claims for the breach pursuant to this Agreement. For the avoidance of doubt, the Parties hereto agree and confirm that, if Datong fails to fulfill the performance targets set forth under the Shareholders’ Agreement, Party B shall pay a penalty fee to Party A in an amount equal to the remaining amount of the security deposit provided by the original shareholders of Datong and kept at a related party of Party A as of December 31, 2011. The original shareholders of Datong and Party B agree that Party A may decide at its sole discretion whether to offset the penalty fee due with the remaining amount of the security deposit its related party holds. The original shareholders of Datong and Party B shall fully cooperate with Party A on any decision made by Party A.

13.	Force Majeure
13.1	Exemption from liabilities for breach

Should any Party fail to perform its obligations pursuant to the terms and conditions under this Agreement due to Force Majeure, such Party may seek for exemption from liabilities for breach, to the extent such breach was caused by Force Majeure, in accordance with applicable laws and this Agreement.

13.2	Obligations in the event of Force Majeure

In order to be exempted from liabilities for breach in reliance on Section 13.1, the Party that claims to be unable to perform its obligations hereunder due to Force Majeure shall perform the following obligations:

13.2.1
take all necessary measures to minimize or remove the effects of Force Majeure so that the losses caused by Force Majeure are minimized; otherwise such Party shall be responsible for the excess losses caused by Force Majeure;

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13.2.2	notify the other Party promptly and in any event no later than fifteen (15) days after the occurrence of Force Majeure;
13.2.3	use reasonable effort to resume performance of the obligation(s) affected by Force Majeure as soon as possible;
13.2.4	provide sufficient evidence of the existence and duration of the event of Force Majeure.
13.3	Performance in the Event of Force Majeure
13.3.1
During the period when one or more Parties are unable to perform part or all of the obligations under this Agreement due to Force Majeure, the Parties shall continue to perform the other obligations set forth in this Agreement;

13.3.2
Should the event of Force Majeure continue for a period of more than ninety (90) days, the Parties may, through amicable consultations, decide how to continue with the performance of this Agreement, or seek other equitable ways and use all reasonable efforts to minimize the effects of the event of Force Majeure.

14.	Governing Law
The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the PRC.
15.	Dispute Resolution
15.1	Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through amicable consultation.
15.2
If the Parties cannot resolve the dispute through amicable consultation within sixty (60) days after the occurrence thereof, such dispute shall be submitted for arbitration to the Hong Kong International Arbitration Centre. The seat of the arbitration shall be in Hong Kong.

15.3	If any provision hereof is held invalid under applicable laws, such invalidity will not affect the validity and enforceability of the other provisions of this Agreement.

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16.	Miscellaneous
16.1
This Agreement constitutes the entire representations and agreement between the Parties and supersedes all oral or written representations, warranties, understandings and agreements concerning the subject matters hereof between the Parties made or reached prior to the execution hereof. The Parties acknowledge and agree that any representation or warranty not explicitly included herein do not constitute the basis of this Agreement, and therefore will not serve as the basis for the determination of the rights and obligations of the Parties and the interpretation of the terms and conditions hereof.

16.2
All provisions of this Agreement are independent and severable. If any provision of this Agreement is held to be illegal, invalid or unenforceable by any government, governmental agency, judicial authority or arbitration institution, the validity of the other provisions of this Agreement will not be affected thereby.

16.3
The Parties agree that they may engage in further negotiations on issues not covered herein, and enter into a supplemental agreement in writing, after the execution of this Agreement. Such supplemental agreement will constitute an integral part of this Agreement.

16.4
No Party may assign its rights hereunder without the prior written consent of the other Party. This Agreement will be binding upon the respective successors and permitted assigns of the Parties hereto.

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16.5	This Agreement will become effective upon the execution and affixing of corporate seal by the Parties.
16.6
All notices specified in this Agreement shall be in writing, in Chinese, and delivered via registered mail, facsimile or other electronic means of communication. A notice is deemed to have been duly given when it is delivered to the registered address of the receiving Party. If the notice is sent by registered mail, it will be deemed to have been duly given on the delivery date noted on the return receipt thereof. If the notice is transmitted by facsimile, it will be deemed to have been duly given upon the receipt of the confirmation of such transmission from the fax machine.

16.7
This Agreement shall be written in Chinese and executed in six originals. Each Party shall hold one original, and the remaining originals shall be filed for approval or registration with applicable government agencies. Each original shall have equal legal effect.

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SIGNATURE PAGE
In witness whereof, the Parties have executed this Agreement on the date first written above.
Party A: CISG Holdings Ltd
By: Legal Representative (or Authorized Representative): /s/ Yinan Hu
Party B: Keep High Holdings Limited
By: Legal Representative (or Authorized Representative): /s/ Keping Lin
Target Company: Day Joy Holdings Limited
By: Legal Representative (or Authorized Representative): /s/ Keping Lin

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I, Keping Lin, a shareholder of Beijing Fanhua Datong Investment Co., Ltd. (“Datong”), a related party of Party B, hereby covenant and acknowledge the following: I agree to provide a security deposit for the purpose of guaranteeing the fulfillment of the performance targets of Datong agreed to by a related party of Party B in connection with the acquisition of Datong by a related party of Party A from such related party of Party B. I further agree that, in the event that Datong fails to achieve the performance targets set forth under the Shareholders’ Agreement, Party A may, in accordance with the Shareholders’ Agreement and this Agreement, use the remaining amount of the security deposit still kept at the related party of Party A as of December 31, 2009 to directly offset the penalty fee that Party B shall pay to Party A pursuant to this Agreement.
Keping Lin: /s/ Keping Lin

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Annex 1
Disclosure Letter
External Guarantee and Related Party Transaction of the Company:
Liabilities and Title Defects:
Pending Litigations, Claims, Arbitrations and other Legal or Administrative Proceedings:
Defaults under Existing Material Agreements or Commitments:

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